Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-252073 and 333-249558
PROSPECTUS SUPPLEMENT NOS. 5 AND 4
(to Prospectuses dated June 25, 2021 and June 25, 2021)

Clover Health Investments, Corp.
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This prospectus supplement updates and supplements the prospectuses dated June 25, 2021 and June 25, 2021 (the "Prospectuses"), which form a part of our registration statements on Form S-1 (No. 333-252073 and 333-249558, respectively) (the “Registration Statements”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on August 13, 2021 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.
Our Class A common stock and public warrants are listed on the Nasdaq Global Select Market under the symbols “CLOV” and “CLOVW,” respectively. On August 12, 2021, the last reported sales price of our Class A common stock was $9.01 per share and the last reported sales price of our public warrants was $2.25 per warrant.
This prospectus supplement should be read in conjunction with the Prospectuses. This prospectus supplement updates and supplements the information in the Prospectuses. If there is any inconsistency between the information in either of the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.
This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectuses.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
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Investing in our securities involves risks. See the section entitled “Risk Factors” in each of the Prospectuses, and under similar headings in any further amendments or supplements to the Prospectuses, to read about factors you should consider before buying our securities.
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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectuses is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is August 13, 2021.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 13, 2021

CLOVER HEALTH INVESTMENTS, CORP.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39252	98-1515192
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
725 Cool Springs Boulevard Suite 320
Franklin, Tennessee		37067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (201) 432-2133

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Trading
Title of each class	Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CLOV	The NASDAQ Stock Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	CLOVW	The NASDAQ Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Separation Agreement with Joseph Wagner

On July 15, 2021, Clover Health Investments, Corp. (the “Company”) announced that Joseph Wagner, the Company’s Chief Financial Officer, would be stepping down as an officer of the company on August 13, 2021 (the “Departure Date”). The Company entered into a Separation Agreement, dated August 13, 2021, with Mr. Wagner pursuant to which he has agreed to cooperate with and provide consulting services as reasonably requested by the Company for twelve (12) months following the Departure Date (the “Consulting Period”). Under the terms of the Separation Agreement, subject to delivery of a release of claims by Mr. Wagner, the Company has agreed to extend by one year the post-termination exercise period of Mr. Wagners’ vested and unexercised non-qualified stock options, and to pay Mr. Wagner $10,000 per month. The Separation Agreement may be terminated by either party at any time without prior notice; provided, that if the Company terminates the agreement prior to the expiration of the Consulting Period or the Company hires and onboards a new Chief Financial Officer within the Consulting Period, the Company will pay Mr. Wagner a one-time payment in the amount of the remaining monthly fees Mr. Wagner would have received if the Consulting Period had continued for the full twelve (12) month period. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

Appointment of Mark Herbers as Interim Chief Financial Officer, Principal Financial Officer, and Principal Accounting Officer

On August 13, 2021, the Company’s Board of Directors appointed Mr. Herbers as interim Chief Financial Officer of the Company, to serve as the Company’s principal financial officer and principal accounting officer. Mr. Herbers is expected to serve in this role while the Company conducts a search for a permanent Chief Financial Officer and until it appoints his replacement.

As previously disclosed, Mr. Herbers, age 67, has served as a Director of AlixPartners, LLP, a global consulting firm, since 2014. He also served as Interim CFO of American Renal Associates, a provider of outpatient dialysis services, from 2019 to 2021, as CEO/CRO of El Paso Children’s Hospital, a hospital, from 2015 to 2016, as Chief Financial Officer of St. Clare’s Health System, a hospital system, from 2012 to 2014, and as Managing Director at FTI Consulting, a consulting firm, from 2005 to 2014. Mr. Herbers holds a B.S. from Georgetown University and an MBA from Washington University in St. Louis, and he is a certified public accountant.

In connection with Mr. Herbers’ appointment, the Company entered into an Agreement for the Provision of Interim Management Services (the “Interim Service Agreement”) with AP Services, LLC (“APS”), an affiliate of AlixPartners, LLP, where Mr. Herbers has been employed as a Director since 2014. Pursuant to the terms of the Interim Services Agreement, Mr. Herbers will continue to be employed by APS during the term of his service to the Company, and the Company will pay $175,000 per month in professional fees for Mr. Herbers’ service as interim Chief Financial Officer. The Interim Services Agreement may be terminated by either party at any time by written notice to the other party, subject to the payment of fees and expenses incurred by APS through the date of the termination. The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

In connection with his appointment, Mr. Herbers is also expected to enter into the Company’s standard form of indemnification agreement for its executive officers, which requires the Company to, among other things, indemnify its executive officers against liabilities that may arise by reason of their status or service. The agreement also requires the Company to advance all expenses incurred by executive officers in investigating or defending any action, suit or proceeding. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (No. 001-39252) filed on January 12, 2021, and is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clover Health Investments, Corp.

Date: August 13, 2021	By: /s/ Gia Lee
	Name:	Gia Lee
	Title:	General Counsel and Secretary